Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated April 6, 2015, relating to the consolidated statements of financial position of ESSA Pharma Inc. as of September 30, 2014 and September 30, 2013, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended September 30, 2014, the nine month period ended September 30, 2013, and the year ended December 31, 2012.

We also consent to the reference to us under the caption “Statement by Experts” in this Registration Statement.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

May 8, 2015